Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

May 7, 2025

Unusual Machines, Inc.

4677 L B McLeod Rd

Suite J

Orlando, FL 32811

Attention: Allan Evans

                 Chief Executive Officer

Dear Mr. Evans:

You have requested our opinion with respect to certain matters in connection with the sale by Unusual Machines, Inc., a Nevada corporation (the “Company”) of 8,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the issuance of 640,000 warrants to purchase common stock payable as compensation to Dominari Securities, LLC (the “Placement Agent Warrants,” and together with the Common Stock, the “Shares”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-286413) (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2025, under the Securities Act of 1933 (the “Securities Act”), as supplemented by the Prospectus Supplement dated May 5, 2025, (the “Prospectus Supplement”). The Registration Statement was declared effective on April 21, 2025. The Shares will be sold pursuant to a Placement Agency Agreement, dated May 5, 2025, between the Company and Dominari Securities, LLC.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement and the base prospectus included within the Registration Statement; (ii) the Prospectus Supplement; (iii) the form of Placement Agency Agreement, (iv) the form of Placement Agent Warrants; (v) the Company’s Articles of Incorporation; (vi) the Company’s Bylaws; and (vii) certain resolutions of the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the corporate laws of the State of Nevada, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which will be incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on the date hereof and to the use of the name of our firm in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.